Date
Name
Address
City, Town, Zip Code

Re:    Severance Agreement

Dear Name:
EnerSys (the “Company”) considers it essential and in the best interests of its stockholders to foster the continuous employment of key management personnel. In this regard, the Board of Directors of the Company (the “Board”) recognizes that the possibility of a termination of employment related to a change in control of the Company may exist and that such possibility, and the uncertainty and questions that it may raise among management, may result in the departure or distraction of management personnel to the detriment of the Company and its stockholders.
The Board has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company’s senior management, including you, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a termination of employment.
In order to induce you to remain in the employ of the Company, the Company agrees that you will receive the severance benefits set forth in this letter agreement (the “Agreement”) in the event your employment with the Company is terminated under the circumstances described below.
1.Term of Agreement.
1.1 The term of this Agreement will commence on the date above (the “Effective Date”) and will continue for a period of three (3) years thereafter. Commencing on the third anniversary of the Effective Date and on each anniversary thereafter (“Anniversary Date”), this Agreement will automatically be renewed for one (1) additional year beyond the term otherwise established, unless one party provides written notice to the other party, at least one (1) year in advance of an Anniversary Date, of its intent not to renew this Agreement for an additional one year term. Nothing in this provision will preclude termination as otherwise provided or permitted under this Agreement. Notwithstanding the foregoing, if a Change in Control occurs after the Effective Date and during the term of this Agreement, this Agreement will continue in effect for a limited period of two (2) years after the date of such Change in Control, unless terminated sooner in accordance with this Agreement.
1.2 You acknowledge that your employment with the Company constitutes “at-will” employment and that, because you are an at-will employee, either you or the Company may terminate your employment at any time, upon written notice of termination within a reasonable period of time before the effective date of the termination, subject to the procedures and consequences set forth in this Agreement.
2.Severance Benefits.
1.1 Termination by the Company without Cause or by You with Good Reason in connection with a Change in Control: If your employment hereunder is terminated by the Company other than for death, disability, or Cause or by you for Good Reason, in each case (i) during the six (6) month period prior to a Change in Control and it is reasonably demonstrated by you that your termination of employment was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control or otherwise arose in connection with or anticipation of a Change in Control or (ii) on or within twenty-four (24) months after a Change in Control (such time periods, the “Protection Period”), you will be entitled to receive:
a.A lump sum cash payment within sixty (60) days following your termination of employment equal to the sum of (i) your annual base compensation then in effect (or immediately prior to any reduction resulting in a termination for Good Reason) and (ii) your annual cash bonus at such target level then in effect (or immediately prior to any reduction resulting in a termination for Good Reason);

b. If you and your dependents, if applicable, were enrolled in the Company’s medical, vision, and/or dental benefit plans on the date prior to the date of termination of employment, you may elect COBRA continuation coverage and for a period of one (1) year, you will pay the amount of premiums you would have paid for such coverage for such medical, vision, and/or dental benefits had you and your dependents, if applicable, continued to receive such coverage as an active employee, at the same level of coverage in effect as of your date of termination of employment; provided, however, that such reduced premiums will cease if you become eligible to participate in comparable programs of a subsequent employer prior to the end of such one (1) year period; and further provided that the Company will have no obligation to continue to maintain any plan or program during such period, solely as a result of the provisions of this Agreement. If required by law, regulation, or applicable guidance in order to not trigger any excise or penalty taxes, the Company shall have the right to substitute such coverage described herein with a cash subsidy in its sole discretion;
c. Immediate and full vesting of any unvested and outstanding equity awards granted to you, payable pursuant to the terms of any plan or other agreement under or pursuant to which any such equity awards were granted; provided that to the extent the benefits provided under this paragraph conflict with the terms of any such plan or agreement, the terms of such plan or agreement will control; and
d. A pro-rata payment from the Company’s annual incentive plan for the fiscal year in which your termination occurred, equal to the payment you would have received had you remained in the employment of the Company through the end of such fiscal year, multiplied by a fraction, the numerator of which is the number of full months elapsed from the start of such fiscal year to the date of your termination of employment, and the denominator of which is 12. Such amount, if any, will be paid at the time such award would otherwise have been paid to other participants had your employment not terminated, but in no event later than two and one-half months following the end of such fiscal year.
1.2 Good Reason: You will be considered to have terminated employment hereunder for Good Reason if such termination of employment is on account of any of the following actions by the Company, which occur during the Protection Period, without your express written consent:
a. A reduction of ten percent (10%) or more in your annual base compensation, other than a reduction which is proportionate to a Company-wide reduction in senior management pay;
b. Any material diminution of your positions, duties, or responsibilities;
c. Any permanent reassignment of you to a location greater than fifty (50) miles from the location of your primary office, unless such new location is closer to your primary residence; or
d. A material breach by the Company of its obligations under this Agreement.
    Notwithstanding the foregoing, a termination by you will not be for “Good Reason,” unless you have given the Company at least ten (10) business days written notice specifying the grounds upon which you intend to terminate your employment hereunder for “Good Reason” and such notice is received by the Company within ninety (90) days of the date the event of “Good Reason” occurred. In addition, any action or inaction by the Company which is remedied within thirty (30) days following such written notice will not constitute “Good Reason” for termination hereunder and will render such notice null and void.
1.3 Change in Control. Change in Control means a “Change in Control” as defined under the EnerSys 2017 Equity Incentive Plan, as such term may be amended therein from time to time.
1.4 Cause. “Cause” means any of the following events: (a) breach of your fiduciary duty to the Company or your duty of loyalty to the Company; (b) willful act of material dishonesty with respect to any material matter involving the Company; (c) theft or material misuse of Company property; (d) failure to conform in any material respect to the Company’s code of conduct (i.e., the policies and procedures related to the employment of employees by the Company as set forth in an employee handbook or any similar document or as communicated to you); (e) excessive absenteeism (which will not include authorized absences for leave pursuant to the Family and Medical Leave Act, the Americans With Disabilities Act, or the Company’s vacation, paid time off, or short-term disability leave plans, policies, or arrangements, or service in the uniformed services as such term is defined by the Uniformed Services Employment and Reemployment Rights Act) having a material adverse effect on Company business operations; (f) conviction of, or plea of guilty or nolo contendere to, a felony, any criminal charge involving moral turpitude, or illegal substance abuse charges; (g) continuing neglect of management duties and responsibilities that has a material adverse effect on the Company; (h) willful failure to timely report to the Board or direct supervisor information having a material adverse effect on Company business operations; or (i) failure to meet reasonable and achievable documented performance expectations (other than any such failure resulting from incapacity due to physical or mental illness).
1.5 Clawback – For Cause Matters. If, within ninety (90) days after a termination of your employment that entitles you to severance benefits under Section 2, the

Board becomes aware of facts that, if known during your employment, it reasonably believes would have justified termination of your employment for Cause, the Company may refrain from paying any unpaid amounts due under Section 2 or require you to promptly (but in no event less than ninety (90) days after notice to you of such determination by the Board) repay any amounts previously paid or the value of any benefits previously received under Section 2.
1.6 Accrued Benefits. Upon your termination of employment for any reason, you, or your estate, as applicable, will receive your accrued but unpaid annual base compensation and any accrued but unpaid or otherwise vested benefits under any Company benefit or incentive plan.
3.Best Net Benefit Limitation. Anything contained in this Agreement to the contrary notwithstanding, if any of the payments or benefits received or to be received by you pursuant to this Agreement (which the parties agree will not include any portion of payments allocated to the non-solicitation and non-competition provisions of Section 4 that are classified as payments of reasonable compensation for purposes of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”)), when taken together with payments and benefits provided to you under any other plans, contracts, or arrangements with the Company (all such payments and benefits, the “Total Payments”), will be subject to any excise tax imposed under Code Section 4999 (together with any interest or penalties, the “Excise Tax”), then such Total Payments will be reduced to the extent necessary so that no portion thereof will be subject to the Excise Tax; provided, however, that if you would receive in the aggregate greater value (as determined under Code Section 280G and the regulations thereunder) on an after tax basis if the Total Payments were not subject to such reduction, then no such reduction will be made. To effectuate the reduction described above, if applicable, the Company will first reduce or eliminate the payments and benefits provided under this Agreement. All calculations required to be made under this Section, including the portion of the payments hereunder to be allocated to the restrictive covenants set forth in Section 4, will be made by the Company’s independent public accountants, subject to the right of your representative to review the same. The parties recognize that the actual implementation of the provisions of this Section are complex and agree to deal with each other in good faith to resolve any questions or disagreements arising hereunder.
4.Protective Covenants
1.1 Definitions.
4.1.1“Competitive Product or Service” means the design, manufacture, importing, development, distribution, marketing, or sale of:
(a)    motive power batteries, chargers, products, and accessories (including, without limitation, batteries, chargers and accessories for industrial forklift trucks, other materials handling equipment, and other commercial electric powered vehicles, as well as any software or technology related thereto), and each and every component thereof;
(b)    reserve power batteries, chargers, products, and accessories (including, without limitation, standby batteries and power supply equipment for wireless and wireline telecommunications applications, such as central telephone exchanges, microwave relay stations, and switchgear and other instrumentation control systems and those used in utility industries, uninterruptible power supplies and other applications requiring stored energy solutions including medical, aerospace and defense systems, and outdoor equipment enclosure solutions, as well as any software or technology related thereto), and each and every component thereof;
(c)     stationary and DC power systems, battery management systems, power control systems, stored energy solutions, energy pipelines, maintenance services, applications for computer and computer-controlled systems, specialty power applications, and any products, accessories, software, technology, consulting services and/or turnkey services relating thereto (including the design, engineering, installation or service thereof), including each and every component thereof; and/or
(d)    any other product, service, software, or technology development of any kind or type that the Company or any of its Subsidiaries or affiliates (i) now makes, designs, manufactures, imports, develops, distributes, markets, researches or sells, or (ii) makes, designs, manufactures, imports, develops, distributes, markets, researches or sells at any time during your employment with the Company, such as, for example, lithium-ion, nickel-zinc cells or batteries, enclosures or lithium products, including but not limited to those used in space, defense, medical, transportation, industrial, or other stored energy solution applications, and/or hydrogen fuel cells.
4.1.2“Competitor” means you or any other person or organization engaged in (or about to become engaged in) research or development, production, marketing, leasing, selling, or servicing of a Competitive Product or Service.
4.1.3“Confidential Information” means information that is created and used in the Company’s business (or that of any of its Subsidiaries) and which is not generally known by the public, including but not limited to: trade secrets proprietary or customized software and databases; manufacturing processes and methods, product formulas, research and development; new product plans; the Company’s confidential records (or that of any of its Subsidiaries) pertaining to its existing or potential customers, including key customer contact information, contract terms and related information; confidential business opportunities; merger or acquisition activity (including targets, opportunities, or prospects); confidential information regarding suppliers or vendors, including key supplier or vendor contact information, contract terms and related information; strategies for advertising and marketing; confidential business processes and strategies, including training, policies and procedures; personnel composition (wages, specialization, etc.); financial and revenue data and reports, including pricing, quoting and billing methods; and any other business information that the Company and/or any of its Subsidiaries maintains as confidential. You specifically understand and agree that the term Confidential Information also includes all confidential information of a third party that may be communicated to, acquired by, learned of, or developed by you in the course of or as a result of your employment with the Company and/or any of its Subsidiaries. Confidential Information does not include information that is or may become known to you or to the public from sources outside the Company and/or any of its Subsidiaries and through means other than a breach of this Agreement or disclosed by you after written approval from the Company.

4.1.4“Customer” means any person(s) or entity(ies) that, within the period starting twenty-four (24) months prior to the Last Day and ending on the last day of the Restricted Period, Company (or any of its Subsidiaries) (a) provided products or services in connection with the Company’s business (or that of any of its Subsidiaries); and/or (b) provided written proposals concerning receiving products or services from the Company (and/or any of its Subsidiaries).
4.1.5“Indirectly” means that you shall not assist others in performing business activities that you are prohibited from engaging in directly under this Agreement.
4.1.6“Last Day” means your last day of employment with the Company and/or its Subsidiaries regardless of the reason for your separation, including voluntary or involuntary. It does not encompass your direct employment between Company Subsidiaries and/or Affiliates. As set forth below, such movement shall be deemed as unbroken and as continued employment under this Agreement and these covenants.
4.1.7“Restricted Geographic Area” means the territory (i.e.: (i) country(ies), (ii) state(s), (iii) county(ies), or (iv) city(ies)) in which, during the period starting twenty-four (24) months prior to the Last Day and ending on the last day of the Restricted Period, the Company or any of its subsidiaries engaged in any business activities with respect to a Competitive Product or Service or in which you have knowledge of the Company’s plans to engage in any business activities with respect to a Competitive Product or Service.
4.1.8“Restricted Period” means the period of your employment with the Company and/or any of its Subsidiaries and a period twelve (12) months after the Last Day. You recognize that this durational term is reasonably and narrowly tailored to the Company’s legitimate business interest and need for protection with each position you hold at the Company.
4.1.9“Subsidiary” means any corporation in which more than 50% of the total combined voting power of all classes of stock is owned, either directly or indirectly, by the Company or another Subsidiary.
4.1.10“Trade Secret” means information defined as a trade secret under applicable state law or the Defend Trade Secrets Act of 2016.
4.2Restrictive Covenants.  To protect the Company’s legitimate business interests, including with respect to your access to and use of the Company’s Confidential Information and Trade Secrets, including key information about and goodwill in its referral sources, customers and employees, you agree that:
4.2.1Non-Competition.  During the Restricted Period and within the Restricted Geographic Area, you shall not, directly or Indirectly, engage or otherwise become involved in providing a Competitive Product or Service without the prior written Consent of the Company. Notwithstanding the foregoing, you may accept employment with a Competitor whose business is diversified, provided that: (a) you shall not be engaged in working on or providing Competitive Products or

Services or otherwise use or disclose Confidential Information or Trade Secrets; and (b) the Company receives written assurances from the Competitor and you that are satisfactory to the Company that you shall not work on or provide Competitive Products or Services, or otherwise use or disclose Confidential Information or Trade Secrets. In addition, nothing in this Agreement is intended to prevent you from investing your funds in securities of a person engaged in a business that is directly competitive with the Company if the securities of such a person are listed for trading on a registered securities exchange or actively traded in an over-the-counter market and your holdings represent less than one percent (1%) of the total number of outstanding shares or principal amount of the securities of such a person.
4.2.2Non-Solicitation and Non-Inducement of Customers. During the Restricted Period and in connection with a Competitive Product or Service, you shall not directly or Indirectly: (a) solicit or attempt to solicit any Customer; or (b) induce or encourage any Customer to terminate a relationship with the Company and/or any of its Subsidiaries or otherwise to cease accepting services or products from the Company and/or any of its Subsidiaries.
4.2.3Non-Solicitation and Non-Inducement of Employees.  During the Restricted Period, you shall not directly or Indirectly: (a) solicit, recruit, encourage (or attempt to solicit, recruit or encourage), or by assisting others in soliciting, recruiting or encouraging, any Company employees or former employees (or those of any of Company’s Subsidiaries) with whom you worked, had business contact, or about whom you gained non-public or Confidential Information (“Employees or Former Employees”); (b) contact or communicate with Employees or Former Employees for the purpose of inducing, assisting, encouraging and/or facilitating them to terminate their employment with the Company and/or any of its Subsidiaries or find employment or work with another person or entity; (c) provide or pass along to any person or entity the name, contact and/or background information about any Employees or Former Employees or provide references or any other information about them; (d) provide or pass along to Employees or Former Employees any information regarding potential jobs or entities or persons for which to work, including but not limited to job openings, job postings, or the names or contact information of individuals or companies hiring people or accepting job applications; and/or (e) offer employment or work to any Employees or Former Employees. For purposes of this covenant, “Former Employees” shall refer to employees who are not employed by the Company and/or any of its Subsidiaries at the time of the attempted recruiting or hiring, but were employed by or working for the Company and/or any of its Subsidiaries in the three (3) months prior to the time of the attempted recruiting or hiring and/or interference.
4.2.4Non-Interference of Vendors and Suppliers.  During the Restricted Period, you shall not directly or Indirectly interfere with the Company’s relationships with its vendors or suppliers in any way that would impair the Company’s relationship (or that of any of its Subsidiaries) with such vendors or suppliers, including by reducing, diminishing or otherwise restricting the flow of supplies, services or goods from the vendors or suppliers to the Company and/or any of its Subsidiaries.
4.2.5General Exceptions. You understand that your non-compete and/or non-solicitation obligations in this Section shall not apply to you if you are covered under applicable state or local law prohibiting non-competes or non-solicits, including on the basis of your income at the time of enforcement.
4.2.6Covenants are Reasonable.  You acknowledge and agree that the covenants in this Agreement are necessary and essential to protect the Company’s Confidential Information, Trade Secrets and the goodwill in its customers and employees; the area, duration and scope of the covenants in this Agreement are reasonable and necessary to protect the Company; they do not unduly oppress or restrict your ability to earn a livelihood in your chosen profession; they are not an undue restraint on your trade or any of the public interests that may be involved; good and valuable consideration exists for your agreement to be bound by such covenants; and the Company has a legitimate business purpose in requiring you to abide by the covenants set forth in this Agreement.
4.3Confidential Information and Trade Secrets.
4.3.1Access and Use.  You expressly acknowledge and agree that, by virtue of your employment with the Company and exercise of your duties for the Company, you will have had access to and will have used certain Confidential Information and Trade Secrets, and that such Confidential Information and Trade Secrets constitute confidential and proprietary business information and/or Trade Secrets of the Company, all of which is the Company’s exclusive property. Accordingly, you agree that you shall not, and shall not permit any other person or entity to, directly or Indirectly, without the prior written consent of the Company: (a) use Confidential Information or Trade Secrets for the benefit of any person or entity other than the Company; (b) remove, copy, duplicate or otherwise reproduce any document or tangible item embodying or pertaining to any of the Confidential Information or Trade Secrets, except as required to perform responsibilities for the Company; and (c) while employed and thereafter, publish, release, disclose, deliver or otherwise make available to any third party any Confidential Information or Trade Secrets by any communication, including oral, documentary, electronic or magnetic information transmittal device or media.
4.3.2Duration of Confidential Information and Trade Secrets.  This obligation of non-disclosure and non-use shall last so long as the information remains confidential. You, however, understand that, if you primarily live and work in any state requiring a temporal limit on non-disclosure clauses, Confidential Information shall be protected for the longer of (a) two (2) years following the Last Day or (b) the Restricted Period. You also understand that Trade Secrets are protected by statute and are not subject to any time limits. You also agree to contact the Company before using, disclosing, or distributing any Confidential Information or Trade Secrets if you have any questions about whether such information is protected information.

4.3.3Immunity under the Defend Trade Secrets Act of 2016.  You shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a Trade Secret that: (a) is made (i) in confidence to a Federal, State, or local government official, either directly or Indirectly, or to an attorney, and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Disclosures to attorneys, made under seal, or pursuant to court order are also protected in certain circumstances under said Act.
4.3.4Additional Legal Exceptions to Non-Disclosure Obligations.  Nothing in this Agreement shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, especially with respect to a Federal or State administrative agency, equivalent State agency, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order. With respect to an order of a court of competent jurisdiction, you will promptly provide written notice to the General Counsel of the Company of any such order. If the Company chooses to seek a protective order or other remedy, you will cooperate fully with the Company. If the Company does not obtain a protective order or other remedy or waives compliance with certain provisions of this Agreement, you will furnish only that portion of the Confidential Information which, in the written opinion of counsel, is legally required to be disclosed and will use your best efforts to obtain assurances that confidential treatment will be accorded to such disclosed Confidential Information. In addition, nothing in this Agreement in any way prohibits or is intended to restrict or impede, and shall not be interpreted or understood as restricting or impeding, you from exercising your rights under Section 7 of the National Labor Relations Act or otherwise disclosing information as permitted by law.
4.3.5Return of Property. You agree that upon the Last Day (or earlier if requested by the Company) to immediately return to the Company all property and information belonging to the Company or its Subsidiaries (in electronic or hard-copy form). You shall also disclose to Company any passwords for your computer or other access codes for anything associated with your employment with the Company and/or its Subsidiaries, and shall not delete or modify any property prior to its return to the Company. You shall also provide the Company with access to any personal computer, tablet, phone, external hard drives, flash drives, cloud-based storage platforms, or any other personal device or storage location with Company information, whether or not such information is designated as confidential or proprietary, so that Company may remove or delete any Company information.
4.4Other Provisions.
4.4.1Non-Disparagement. During the Restricted Period, you shall not make any false, disparaging or derogatory statements, orally or in writing, concerning the Company to any third party, including, without limitation, any media outlet, industry group, or financial institution, or any current or former employee, independent sales representative, customer or vendor of the Company.
4.4.2Relief, Remedies and Enforcement. You acknowledge and agree that a breach of any provision of this Agreement by you will cause serious and irreparable injury to the Company that will be difficult to quantify and that money damages alone shall not adequately compensate the Company. In the event of a breach or threatened or intended breach of this Agreement by you, the Company shall be entitled to injunctive relief, both temporary and final, enjoining and restraining such breach or threatened or intended breach. Such injunctive relief in any court will be available to the Company and its Subsidiaries in lieu of, or prior to or pending determination in, any arbitration proceeding. You further agree that should you breach this Agreement, the Company will be entitled to any and all other legal or equitable remedies available to it, including the recovery and return of any amount paid to you to enter into this Agreement, the disgorgement of any profits, commissions, or fees realized by you, any subsequent employers, any business owned or operated by you, or any of your agents, heirs, or assigns. You shall also pay the Company all reasonable costs and attorneys’ fees the Company incurred because of your breach of any provisions of this Agreement.
4.5Although you and the Company consider the restrictions contained in this Section 4 to be the minimum restriction reasonable for the purposes of preserving the Company’s goodwill and other proprietary rights, you and the Company recognize that the laws and public policies of various jurisdictions may differ as to the validity and enforceability of covenants similar to those set forth herein. It is the intention of the parties that the provisions hereof be enforced to the fullest extent permissible under the laws and policies of each jurisdiction in which enforcement may be sought, and that the unenforceability (or the modification to conform to such laws or policies) of any provisions hereof shall not render unenforceable, or impair, the remainder of the provisions hereof. Accordingly, if at the time of enforcement of any provision hereof, a court of competent jurisdiction holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope, or geographic area reasonable under such circumstances will be substituted for the stated period, scope or geographical area and that such court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and geographical area permitted by law. Furthermore, if any such restriction is held to be void but would be valid if part of the wording (including in particular, but without limitation, the definitions) were deleted, such restriction will apply with so much of the wording deleted as may be necessary to make it valid or effective.
4.6Notwithstanding anything to the contrary in Section 2.1, in the event that you breach any of the covenants contained in this Section 4:
4.6.1Any remaining payments or benefits to be provided under Section 2.1 will not be paid or will cease immediately upon such breach; and
4.6.2The Company will be entitled to the immediate repayment of all payments and benefits provided under Section 2.1.
4.7You agree that the covenants contained in this Section 4 may be assigned by the Company, as needed, to affect its purpose and intent and that the Company’s assignee will be entitled to the full benefit of the restrictions enjoyed by the Company under the terms of these covenants.
5.Binding Effect and Benefit.
1.1 The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure by the Company to obtain such assumption and agreement prior to the effectiveness of any such succession will constitute a material breach of this Agreement. As used in this Agreement, “the Company” means the Company as defined above and any successor to the respective business or assets of the Company as abovementioned which assumes and agrees to perform this Agreement by operation of law, or otherwise.
1.2 This Agreement will inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, heirs, distributees, devisees, and legatees. If you should die while any amount is payable to you under this Agreement if you had continued to live, all such amounts, unless otherwise provided herein, will be paid in accordance with the terms of this Agreement to your devisee, legatee, or other designee, or, if there is no such designee, to your estate.
6.Assignment. This Agreement will not be assignable by either party hereto, except as provided in Section 4.7 and by the Company to any successor in interest to the business of the Company, provided that the Company (if it remains a separate entity) will remain fully liable under this Agreement for all obligations, payments, and otherwise.
7.Arbitration. Subject to Section 4.4.2, any dispute or controversy arising under or in connection with this Agreement that cannot be mutually resolved by the parties hereto will be settled exclusively by arbitration in Philadelphia, Pennsylvania before one arbitrator of exemplary qualifications and stature, who will be selected jointly by you and the Company, or, if you and the Company cannot agree on the selection of the arbitrator, will be selected by the American Arbitration Association. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The parties hereby agree that the arbitrator will be empowered to enter an equitable decree mandating specific enforcement of the terms of this Agreement. Each party will bear its own costs, including legal fees and out-of-pocket expenses, incurred in connection with any arbitration, and the party that prevails will bear all expenses of the arbitrator.
8.No Mitigation or Offset. In the event of termination of your employment, you will be under no obligation to seek other employment and there will be no offset against any payment or benefit provided for in this Agreement on account of any remuneration or benefits from any subsequent employment that you may obtain.
9.Application of Code Section 409A.
1.1 Notwithstanding anything in this Agreement to the contrary, the receipt of any benefits under this Agreement as a result of a termination of employment will be subject to satisfaction of the condition precedent that you undergo a “separation from service” within the meaning of Treas. Reg. § 1.409A-1(h) or any successor thereto. In addition, if you are deemed to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provisions of any benefit that is required to be delayed pursuant to Code Section 409A(a)(2)(B), such payment or benefit will not be made or provided prior to the earlier of (i) the expiration of the six (6) month period measured from the date of your “separation from service” (as such term is defined in Treas. Reg. § 1.409A-1(h)), or (ii) the date of your death (the “Delay Period”). Within ten (10) days following the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) will be paid or reimbursed to you in a lump sum, and any remaining payments and benefits due under this Agreement will be paid or provided in accordance with the normal payment dates specified for them herein. To the extent that the foregoing applies to the provision of any ongoing welfare benefits to you that would not be required to be delayed if the premiums therefore were paid by you, you will pay the full costs of premiums for such welfare benefits during the Delay Period and the Company will pay you an amount equal to the amount of such premiums paid by you during the Delay Period within ten (10) days after the conclusion of such Delay Period.
1.2 Except as otherwise expressly provided herein, to the extent any expense reimbursement or other in-kind benefit is determined to be subject to Code Section 409A, the amount of any such expenses eligible for reimbursement or in-kind benefits in one calendar year will not affect the expenses eligible for reimbursement or in-kind benefits in any other taxable year (except under any lifetime limit applicable to expenses for medical care), in no event will any expenses be reimbursed or in-kind benefits be provided after the last day of the calendar year following the calendar year in which you incurred such expenses or received such benefits, and in no event will any right to reimbursement or in-kind benefits be subject to liquidation or exchange for another benefit.
1.3 Any payments made pursuant to Section 2.1, to the extent of payments made from the date of termination through March 15th of the calendar year following such date, are intended to constitute separate payments for purposes of Treas. Reg. §1.409A-2(b)(2) and thus payable pursuant to the “short-term deferral” rule set forth in Treas. Reg. §1.409A-1(b)(4); to the extent such payments are made following said March 15th, they are intended to constitute separate payments for purposes of Treas. Reg. §1.409A-2(b)(2) made upon an involuntary termination from service and payable pursuant to Treas. Reg. §1.409A-1(b)(9)(iii), to the maximum extent permitted by said provision.
1.4 To the extent it is determined that any benefits described in Section 2.1(b) are taxable to Executive, they are intended to be payable pursuant to Treas. Reg. §1.409A-1(b)(9)(v), to the maximum extent permitted by said provision.
10.Miscellaneous.
1.1 The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, which will remain in full force and effect.
1.2 The validity, interpretation, construction, and performance of this Agreement will be governed by the laws of the State of Delaware, without regard to its conflict of laws principles.
1.3 No waiver by you or the Company at any time of any breach of, or compliance with, any provision of this Agreement to be performed by the Company or you, respectively, will be deemed a waiver of that or any other provision at any subsequent time.
1.4 Upon any termination of employment that entitles you to payments and benefits under Section 2, you must, within 60 days of your termination of employment, execute a legally enforceable release agreement substantially in the form of Exhibit A attached hereto prior to the receipt of such payments and benefits. If such 60 day period begins in one taxable year and ends in a second taxable year, the payments and benefits will be provided or commence being provided, if at all, in the second taxable year. Any payments made to you will be paid net of any applicable withholding required under federal, state, local, or foreign law.
1.5 This Agreement is the exclusive agreement with respect to the severance benefits payable to you in the event of a termination of your employment. All prior negotiations and agreements are hereby merged into this Agreement. You acknowledge and agree that any employment agreement, offer letter, and/or any agreement regarding change in control or termination benefits, previously entered into between you and the Company is immediately null and void.
1.6 Notwithstanding the termination of this Agreement, the provisions which specify continuing obligations, compensation and benefits, and rights will remain in effect until such time as all such obligations are discharged, all such compensation and benefits are received, and no party or beneficiary has any remaining actual or contingent rights under this Agreement.
11.Legal Fees. In the event of a dispute following a Change in Control, the Company, or its successor, will reimburse you for all reasonable legal fees and expenses incurred by you in attempting to obtain or enforce rights or benefits provided by this Agreement, if, with respect to any such right or benefit, you are successful in obtaining or enforcing such right or benefit (including by negotiated settlement).
_________________________
If you agree to the terms of this Agreement, please sign on the line provided below and return two signed copies to the Company. A fully executed copy will be returned to you for your files after it is signed by the Company.
Sincerely,

ENERSYS

By:

Title: President and Chief Executive Officer

Dated:

Agreed to and accepted:

Name:

Dated:

APPENDIX A
FORM OF GENERAL RELEASE
Reference is made to the Severance Agreement dated as of ____________ (the “Severance Agreement”), between EnerSys, a Delaware corporation (the “Company”), and ______________ (the “Executive”). Capitalized terms used herein without definition shall have the meanings assigned to them in the Severance Agreement, a copy of which is attached hereto.
SECTION 1.Mutual Release.
(a)General Waiver and Release. In consideration of their respective obligations under the Severance Agreement in connection with and following the Executive’s termination of employment with the Company and its affiliates, and subject to the limitations set forth in Section 2 hereof, the Company, on the one hand, does hereby release and forever discharge the Executive, and the Executive, on the other hand, does hereby release and forever discharge the Company, its present, former, and future shareholders, affiliates, direct and indirect parents, subsidiaries, successors, directors, officers, employees, agents, attorneys, heirs, and assigns (the “Company Parties” and, together with the Executive, the “Released Parties”), from any and all claims, actions, causes of action, suits, costs, controversies, judgments, decrees, verdicts, damages, liabilities, attorneys’ fees, covenants, contracts, and agreements that the Executive may have against the Company Parties or the Company Parties may have against the Executive, or in the future may possess based on events occurring during the term of the Executive’s employment with the Company arising out of (i) the Executive’s employment relationship with or service as an employee or officer of the Company and its affiliates or the termination of such relationship or service or (ii) any event, condition, circumstance or obligation that occurred, existed or arose on or prior to the date the Executive signs this Release, with respect to each other, including, but not limited to, any claims arising under Title VII of the Civil Rights Act of 1964, the Rehabilitation Act of 1973, the Americans with Disabilities Act of 1990, the Civil Rights Act of 1866, the Civil Rights Act of 1991, the Employee Retirement Income Security Act of 1974, the Family Medical Leave Act of 1993, or any other federal or state or local law or any foreign jurisdiction, whether such claim arises under statute, common law, or in equity, and whether or not any of the Released Parties are presently aware of the existence of such claim, damage, action or cause of action, suit, or demand (collectively, including claims, actions, and causes of action set forth in Section 1(b) below, the “Claims”). The Executive and the Company Parties also do forever release, discharge, and waive any right the Executive or the Company Parties may have to recover in any proceeding brought by any federal, state, or local agency against the Company Parties and the Executive, respectively, to enforce any laws. Each of the parties hereto agrees that the value received or to be received in the future as described in the Severance Agreement shall be in full satisfaction of any and all claims, actions, or causes of action for payment or other benefits of any kind that the Executive may have against the Company Parties and that the Company Parties may have against the Executive; provided, however, that nothing in this Agreement shall preclude the Company from recouping, or refusing to pay, (i) severance benefits under the Severance Agreement in accordance with Section 2.5 thereof or (ii) cash or equity incentive-based compensation paid or payable to the Executive in the event of a restatement of the Company’s financial statements pursuant to applicable law or regulation or Company policy adopted consistent with applicable law or regulation.
(b)ADEA Release. In further recognition of the above, the Executive hereby releases and forever discharges each of the Company Parties from any and all claims, actions and causes of action that the Executive may have as of the date the Executive signs and delivers to the Company this Release arising under the federal Age Discrimination in Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder (“ADEA”).

SECTION 2.Limitations.
(a)No Impact on Obligations under the Severance Agreement. The releases contained herein do not, are not intended to, and shall not be interpreted to serve as a release or waiver by the Executive or the Company Parties with respect to their respective rights and obligations set forth in the Severance Agreement. In particular, and without limiting the generality of the preceding sentence, the Executive does not waive or release any claim the Executive might now or in the future have to be paid or receive the payments and benefits provided for in Section 2 of the Severance Agreement, and the Company Parties do not waive or release any claim they might now or in the future have under Section 4 of the Severance Agreement.
(b)No Impact on Indemnification Rights. The releases contained herein do not, are not intended to, and shall not be interpreted to serve as a release or waiver by the Executive with respect to any indemnification rights the Executive may have and such indemnification rights shall not be effected, modified, or extinguished by the Executive’s execution of this Release.
SECTION 3.No Pending Litigation.
The Executive represents and agrees that the Executive has not filed, and will not file, any action, complaint, charge, grievance, or arbitration against any Company Party, except that such agreement shall not apply to any claim based on any matter which, pursuant to Section 2, is excluded from the scope of this Release. The Company hereby represents and agrees that no Company Party has filed, and no Company Party will file, any action, complaint, charge, grievance, or arbitration against the Executive except that such agreement shall not apply to any claim based on any matter which, pursuant to Section 2, is excluded from the scope of this Release.
SECTION 4.Acknowledgment.
The Executive acknowledges and confirms that (i) the Executive has been advised in writing by the Company in connection with the Executive’s termination to consult with an attorney of the Executive’s choice prior to signing this Release and to have such attorney explain to the Executive the terms of the Release, including, without limitation, the terms relating to the Executive’s release of Claims arising under ADEA; (ii) the Executive has read this Release carefully and completely and understands each of the terms hereof; and (iii) the Executive was given not less than twenty-one (21) days to consider the terms of the Release and to consult with an attorney of the Executive’s choosing with respect thereto, and that for a period of seven (7) days following the Executive’s signing of this Agreement, the Executive shall have the option to revoke this Agreement in accordance with the terms set forth in Section 6 below.
SECTION 5.Successors.
The rights and obligations under this Agreement shall inure to any and all successors of the Company.
SECTION 6.Revocation.
The Executive shall have the right to revoke this Release during the seven-day period commencing immediately following the date the Executive signs and delivers this Agreement to the Company (the “Revocation Period”). The period shall expire at 5:00 p.m., Eastern Standard Time, on the last day of the seven-day period; provided, however, that if such seventh day is not a business day, the period shall extend to 5:00 p.m. on the next succeeding business day. In the event of any such revocation by the Executive, the obligations of the Company under this Release shall terminate and be of no further force and effect as of the date of such revocation. No such revocation by the Executive shall be effective unless it is in writing and signed by the Executive and received by a representative of the Company prior to the expiration of the Revocation Period.
SECTION 7.Counterparts.
This Release may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
ENERSYS

By:
    Name:

    Title:

ACCEPTED AND AGREED:

[Name]
Dated: